Exhibit 99.1

K•Swiss Reports Third Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--November 5, 2008--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the third quarter ended September 30, 2008.

Financial Highlights

Net loss for the third quarter of 2008 was $100,000, or $0.00 per share, compared with net earnings of $12,821,000, or $0.36 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the nine months ended September 30, 2008, were $33,433,000, or $0.95 per diluted share, compared with $38,477,000, or $1.08 per diluted share, in the nine months ended September 30, 2007. Earnings for the nine-month 2008 period include a pre-tax gain of $30,000,000, or $0.52 per diluted share (after tax), related to the settlement of litigation.

For the third quarter of 2008, total worldwide revenues decreased 10.7% to $95,817,000 compared with $107,246,000 in the prior-year period. Domestic revenues decreased 29.0% to $36,917,000 in the third quarter, and international revenues increased 6.6% to $58,900,000. Total worldwide revenues for the first nine months of 2008 decreased 14.6% to $283,881,000, compared with $332,265,000, in the first nine months of 2007. Domestic revenues decreased 31.9% to $114,488,000 in the first nine months, while international revenues increased 3.2% to $169,393,000.

Palladium Acquisition

The Company acquired Palladium SAS on July 1, 2008. Included above for the quarter and nine months ended September 30, 2008, were Palladium’s international net sales of $9,948,000 and net earnings of $940,000 (net of minority interest).

Futures Orders

Worldwide futures orders with start ship dates from October 2008 through March 2009 were $102,849,000 at September 30, 2008, compared with $145,029,000 at September 30, 2007. Domestic futures orders decreased 34.9% to $36,996,000 at September 30, 2008, from $56,794,000 the previous year. International futures orders decreased 25.4% to $65,853,000 at September 30, 2008, from $88,235,000 the previous year.

Stock Repurchase Program

The Company did not purchase shares of Class A Common Stock during the third quarter of 2008. At September 30, 2008, there remains authorization to repurchase 3,911,289 shares under the Company's existing stock repurchase program. Since August 1996, K•Swiss has purchased a total of 25.5 million shares of Class A Common Stock for a total expenditure of $166.8 million.

Earnings Guidance

K•Swiss also issued guidance for the fourth quarter of 2008 and full-year 2008. The Company expects revenues for the fourth quarter of 2008 to be approximately $45 to $60 million and the loss per diluted share to be in the range of $(0.10) to $(0.35). The Company expects full-year revenues to be approximately $329 to $344 million and expects to report full-year earnings per diluted share of approximately $0.60 to $0.85.

The Company's estimates for the fourth quarter of 2008 and full-year 2008 reflect a significant decline in domestic revenues; substantial investments in product development and marketing for the K•Swiss brand; slow down of international operations; and continued investment in the Royal Elastics brand. The estimates are based upon the following assumptions: gross margins will be approximately 42.0%; SG&A will not rise above $35 million for the fourth quarter of 2008 and $151 million for the full-year 2008; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.08 per diluted share for the full year.

Steven Nichols, Chairman of the Board and President, stated, "The positive impact from the July 2008 acquisition of Palladium was evident in the higher-than-expected revenues and less-than-expected loss for the quarter. Excluding Palladium, our financial results and backlog confirm the deteriorating global outlook for K•Swiss in 2008 and 2009. We are making headway in interesting areas with our branding initiatives and product development, but the uncertainty caused by the credit markets disruption and likely recession present substantial challenges. However, our balance sheet remains sound."

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its third quarter 2008 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (303) 262-2075. A replay of this conference call will be available until November 13, 2008, by dialing (303) 590-3000 and entering the passcode, 11110985#.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through November 13, 2008.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Royal Elastics brands. The Company also owns a controlling interest in French fashion footwear maker Palladium SAS.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2008, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings
(In thousands, except earnings per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	(Unaudited)			(Unaudited)
	2008		2007	2008	2007
Revenues		$95,817	$107,246	$283,881	$332,265
Cost of goods sold		57,599	57,052	161,067	179,601
Gross profit		38,218	50,194	122,814	152,664
Selling, general and administrative expenses		38,129	43,352	116,110	116,603
Operating profit		89	6,842	6,704	36,061
Other income		---	5,232	30,000	5,232
Interest income, net		1,580	2,602	5,067	7,176
Earnings before income taxes and minority interest, net		1,669	14,676	41,771	48,469
Income tax expense		1,060	1,855	7,629	9,992
Earnings before minority interest, net		609	12,821	34,142	38,477
Income attributable to minority interest, net		709	---	709	---
Net (loss) earnings		$(100)	$12,821	$33,433	$38,477
Basic earnings per share	$	---	$0.37	$0.96	$1.11
Diluted earnings per share	$	---	$0.36	$0.95	$1.08
Weighted average number of shares outstanding
Basic		34,830	34,746	34,763	34,688
Diluted		34,830	35,475	35,315	35,487

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

				September 30,
				2008	2007
				(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents				$291,079	$282,499
Accounts receivable, net				47,958	47,235
Inventories				68,309	59,382
Prepaid expenses and other				5,838	7,162
Deferred taxes				5,199	4,979
Total current assets				418,383	401,257
PROPERTY, PLANT AND EQUIPMENT, NET				25,718	24,349
OTHER ASSETS
Intangible assets				20,749	4,700
Deferred taxes				3,001	3,537
Other				9,032	8,114
Total other assets				32,782	16,351
				$476,883	$441,957

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit				$8,382	$ ---
Trade accounts payable				15,897	16,156
Accrued liabilities				25,674	30,083
Total current liabilities				49,953	46,239
LONG-TERM DEBT				1,051	---
OTHER LIABILITIES				12,580	11,662
MINORITY INTEREST				2,131	---
STOCKHOLDERS' EQUITY				411,168	384,056
				$476,883	$441,957

CONTACT:
K•Swiss Inc.
George Powlick, Chief Financial Officer, 818-706-5100